ESQUIRE CONSULTING, INC.
A Professional Corporation

895 DOVE STREET, THIRD FLOOR
NEWPORT BEACH, CALIFORNIA 92660
Telephone:  949.721.6045
Facsimile:  949.721.6845



                    Opinion of Counsel and Consent of Counsel


Board of Directors
Delightfully Frozen Corp.

Re: Registration Statement on Form SB-2

Gentlemen: As counsel to Delightfully Frozen Corp., a Texas corporation (the "Company"), we participated in the preparation of the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 545,467 shares of the Company's $.001 par value common stock owned by the selling security holders (the "Shares"). As counsel to the Company, we examined such corporate records, certificates and other documents of the Company, and made inquiries of such officers of the Company, as we deemed necessary or appropriate for purposes of this opinion. Based upon such examinations and inquiries, we are of the opinion that the Shares were and are duly authorized, validly issued, fully paid and non-assessable shares of the common stock of the Company.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form SB-2 filed by the Company and the reference to our firm contained therein under "Legal Matters."

Sincerely,


/s/ Esquire Consulting, Inc.
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Esquire Consulting, Inc.
Newport Beach, California
March 31, 2003